Exhibit 99.1

InvenSense Evaluating Indications Of Interest

SAN JOSE, California, October 31, 2016 – InvenSense Inc. (NYSE: INVN), a leading provider of MEMS sensor platform solutions, today announced that in response to significant interest in the Company, it will consider a number of options to further enhance stockholder value. The Company’s Board of Directors has hired a financial advisor to evaluate these indications of interest while continuing to explore other options that would advance InvenSense’s strategy.

No decision has been made and there can be no assurance that the Board’s review process will result in any transaction of any kind. InvenSense’s Board and management, working with its outside financial and legal advisors, plan to proceed in an orderly manner, but have not set a definitive timetable for completion of this process. The Company does not intend to disclose developments or provide updates on the progress or status of this process unless it deems further disclosure is appropriate or required.

Forward-Looking Statements

Statements in this press release that are not historical are “forward-looking statements” as the term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally written in the future tense and/or preceded by words such as “will,” “expects,” “anticipates,” “plan,” or other words that imply or predict a future state. Forward-looking statements include, without limitation, statements regarding the Company’s strategic options, including a possible transaction. Investors are cautioned that all forward-looking statements in this press release involve risks and uncertainty that can cause actual results to differ materially from those currently anticipated due to a number of factors including, without limitation, risk factors discussed in InvenSense’s Annual Report on Form 10-K for the year ended April 3, 2016 and other documents filed by us with the Securities and Exchange Commission (SEC) from time to time. Copies of InvenSense’s SEC filings are posted on the company’s website and are available from the company without charge. Forward-looking

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statements are made as of the date of this release, and, except as required by law, the company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About InvenSense

InvenSense, Inc. (NYSE: INVN) is the world’s leading provider of MEMS sensor platforms. InvenSense’s vision of Sensing Everything™ targets the consumer electronics and industrial markets with integrated Motion and Sound solutions. Our solutions combine MEMS (micro electrical mechanical systems) sensors, such as accelerometers, gyroscopes, compasses, and microphones with proprietary algorithms and firmware that intelligently process, synthesize, and calibrate the output of sensors, maximizing performance and accuracy. InvenSense’s motion tracking, audio and location platforms, and services can be found in Mobile, Wearables, Smart Home, Industrial, Automotive, and IoT products. InvenSense is headquartered in San Jose, California and has offices worldwide. For more information, go to www.invensense.com and http://www.coursaretail.com.

©2016 InvenSense, Inc. All rights reserved. InvenSense, Sensing Everything, FireFly, SensorStudio, TrustedSensor, Coursa, UltraPrint, MotionTracking, MotionProcessing, MotionProcessor, MotionFusion, MotionApps, InvenSenseTV, DMP, AAR, and the InvenSense logo are trademarks of InvenSense, Inc. Other company and product names may be trademarks of the respective companies with which they are associated.

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For Investor Inquiries, Contact:

David Allen

Managing Director

Darrow Associates, Inc.

408.427.4463

ir@invensense.com

For Media Inquiries, Contact:

David Almoslino

Senior Director

Corporate Marketing

InvenSense, Inc.

408.501.2278

pr@invensense.com

InvenSense, Inc. | 1745 Technology Drive | San Jose, CA 95110 | 408.988.7339 | Fax 408.988.8104

www.invensense.com